Filed pursuant to Rule 424(b)(3)

Registration No. 333-188970

PROSPECTUS SUPPLEMENT NO. 7

To Prospectus dated June 13, 2013

16,978,735 Shares of Common Stock

This prospectus supplement no. 7 supplements the prospectus dated June 13, 2013 and prospectus supplements no. 1 dated July 24, 2013, no. 2 dated August 14, 2013, no. 3 dated August 26, 2013, no. 4 dated August 28, 2013, no. 5 dated August 30, 2013 and no. 6 dated September 12, 2013, relating to the offering and resale by the selling stockholders of up to 16,978,735 shares of our common stock, par value $0.001 per share, including 4,478,438 shares of our common stock the selling stockholders may acquire upon exercise of warrants. These shares and warrants were privately issued to the selling stockholders in connection with private placement transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. The selling stockholders may sell the shares as set forth in the prospectus under “Plan of Distribution.” For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 74 of the prospectus. We have borne and will continue to bear the costs relating to the registration of these shares.

This prospectus supplement incorporates into our prospectus the information contained in our attached Form 8-K, which we filed with the Securities and Exchange Commission on November 7, 2013.

We may amend or supplement the prospectus from time to time by filing amendments or supplements as required. You should read this prospectus supplement in conjunction with the prospectus, including any supplements and amendments thereto, carefully before you make your investment decision. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information in the prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with the prospectus, including any supplements and amendments thereto.

We are an “emerging growth company” as defined under the federal securities laws, and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investment in our common stock involves risks. See “Risk Factors” beginning on page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 7, 2013.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 7, 2013

CELATOR PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-54852	20-2680869
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 PrincetonSouth Corporate Center,

Suite 180 Ewing, New Jersey 08628

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (609) 243-0123

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 7, 2013, we announced that our common stock has been approved for listing on the NASDAQ Capital Market and is expected to begin trading on Monday, November 11, 2013 under the symbol “CPXX.” Our common stock will continue to trade on the Over the Counter Bulletin Board, under the symbol “CLPM,” until the market close on Friday, November 8, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELATOR PHARMACEUTICALS, INC.

By:	/s/ Fred Powell
Fred Powell, Vice President and Chief Financial Officer

Date: November 7, 2013